UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 1, 2008

FOX PETROLEUM INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52721	N/A
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

64 Knightsbridge, London England SW1X 7JF
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 44-207-590-9630

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Promissory Note to EuroEnergy Growth Capital S.A.

On April 1, 2008, we issued a promissory note to EuroEnergy Growth Capital S.A. in the amount of US$250,000. EuroEnergy Growth Capital S.A. owns 1,028,245 shares of our common stock (representing 6.87% of our issued and outstanding shares of common stock as of May 6, 2008) and 1,028,245 share purchase warrants.

See the disclosure under Item 2.03, which is incorporated by reference into this Item 1.01.

Letter of Commitment with Senergy Limited

On April 15, 2008, we signed a letter of commitment with Senergy Limited, an international integrated oil services company, to utilize the Byford Dolphin semi-submersible drilling rig to drill a well on our Bourbon prospect. Senergy Limited countersigned the letter of commitment on May 5, 2008.

Synergy Limited has a formal opportunity to contract the Byford Dolphin semi-submersible drilling rig at a base operating rate of $385,000 (subject to Dolphin Drilling Limited’s confirmation of the rig’s continued availability) and is willing to offer this to us under an assignment or re-supply contract to carry out our well program.

We have committed to enter into a rig re-supply or rig assignment contract with Senergy Limited to use the rig at the base operating rate of $385,000 per day. We also committed to enter into a well project management and integrated services contract with Senergy Limited to manage our well program on the rig. We also committed to enter into a side letter agreement with Senergy Limited and its other clients who will be using the rig under parallel agreements similar to the rig re-supply or rig assignment contract to share any mobilization and demobilization or other costs that can be reasonably and equitably be shared on a pro-rata basis (based on days the rig is used). Finally, we committed to a slot duration of 22 days commencing no earlier than October 1, 2008.

The letter of commitment is valid until the earlier of notification from Senergy Limited that no slot is available on the rig that meets the above time constraint or May 31, 2008 (unless extended in writing) unless Senergy Limited has entered into a contract for the rig including our well program, in which case the term of the letter of commitment endures until its commitments are met.

We have also undertaken to pay Senergy Limited 1.75% of the operating rig rate, for the duration of the use of the rig under the rig-supply or rig assignment contract if we use the rig, but do not use Senergy Limited’s integrated project management services.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 1, 2008, EuroEnergy Growth Capital S.A. loaned a total of US$250,000 to our company. As evidence of the loan, we have executed and delivered to EuroEnergy Growth Capital S.A. a promissory note dated April 1, 2008 in the principal amount of US$250,000, to be paid on the earlier of (i) the date that we obtain equity financing from a third party in the minimum amount of $1,000,000 net to our company, or (ii) April 1, 2009. For the period from the date of advance of the loan up to and including the date that we repay the loan, interest will accrue on the loan on the balance of principal outstanding at the rate of 10% per annum, calculated and compounded monthly not in advance, until paid. Interest will be payable in a balloon payment on the date that we repay the loan.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Richard Bullock

Effective May 1, 2008, Richard Bullock has resigned as a director and as the Chairman of our company. Mr. Bullock’s resignation was not as a result of any disagreements with our company or any of our operations, policies or practices.

New Directors and Officer

Effective May 5, 2008 we appointed William MacNee, Robert Frost, Michael Rose, John Spence, and Jonathan Wood to our board of directors. Our board of directors now consists of Richard Moore, Alexander Craven, William MacNee, Robert Frost, Michael Rose, John Spence, and Jonathan Wood. We also appointed Richard Moore as the Chairman of our company.

On the same day, we also appointed William MacNee as our Chief Operating Officer and Alexander Craven, our Vice President, Finance and director, as our Compliance Officer. Our officers hold offices at the pleasure of our board of directors. Any officer elected or appointed by our board of directors may be removed at any time by our board of directors.

Board of Advisors

The new directors were members of our board of advisors and, under the board of advisors agreements, we agreed to grant each of them 10,000 shares of our common stock for each completed year of the services. Because the members of our board of advisors became our directors, effective May 5, 2008, our board of directors dissolved the board of advisors and authorized our company to terminate the board of advisors agreements. As compensation for their services, our board of directors authorized the issuance of 10,000 shares of our common stock to each member of the board of advisors.

Aimwell Energy Ltd. (Michael Rose and Robert Frost)

On November 8, 2007, through our wholly owned UK subsidiary, Fox Energy Exploration Limited, we entered into a farm-in agreement with Valiant North Sea Limited and Petrofac Energy Developments Limited. Pursuant to the farm-in agreement, Valiant North Sea Limited and Petrofac Energy Developments Limited agreed to assign a total of 46% interests in the southern part of block 211/17 located in the UK North Sea.

Under a separate verbal agreement with Aimwell Energy Ltd, we agreed to transfer a 4.6% carried interest (10% of our acquired interest) to Aimwell Energy Ltd. in recognition of its experience and technical support in defining and developing the prospect. Michael Rose and Robert Frost are the beneficial owners and directors of Aimwell Energy Ltd., but will receive no cash or stock payment under this agreement, other than the carried interest.

Business Experience of Our New Directors and Officer

Robert Frost

Robert Frost is 57 years old and a geophysicist. From October 2006, he has been a geophysicist and director of Chartwell Energy Ltd., a company engaged in geophysical consulting. From May 2006, he has been a geophysicist and director of Aimwell Energy Ltd., a company engaged in oil and gas exploration. From 1993 to 2007, he was a geophysicist and director of Geoprognosis Ltd., a company engaged in geophysical consultancy. From 1996 to 2006, he was a geophysicist and director of Wimbledon Oil & Gas Ltd., a company engaged in oil and gas exploration.

He attended Bristol University from 1970 to 1973 and received his BSc.(Honours) in Physics.

Michael Rose

Michael Rose is 50 years old and a geologist. From February 2007, he has been a non-executive director of Rheochem Plc. Rheochem Plc. is a company engaged in oilfield services and listed on AIM and ASX. He is the chairman of the Rheochem’s remuneration committee and is also a member of its audit committee. From May 2006, he has been a geologist, director and company secretary of Aimwell Energy Ltd, a company engaged in oil and gas exploration. From January 1999, he was a geologist and partner of Michael Rose Geoconsulting, a company engaged in geological consultancy. From February 2003 to September 2006, he was a geologist and director of Wimbledon Oil & Gas Ltd., a company engaged in oil and gas exploration.

He attended Leicester University, UK from 1976 to 1979 where he received his BSc (Honours) in Geology and Chemistry.

John Spence

John Spence is 58 years old. For 25 years he drilled locations across the USA as a contractor, consultant and for the second half of his career, as a senior manager and member of the Parker drilling team. In the latter part of his career, he has worked in the international arena and in particular Russia and the CIS with drilling operations in the Ukraine, Sakhalin and Kazakhstan. From September 2006, he has been a consultant drilling manager of Ken Sary LLP – Kazakhstan. From March 2006 to September 2006, he was a consultant drilling manager of KKM – Kazakhstan. From August 2004 to January 2006, he was a consultant drilling manager of Uzpec – Uzbekistan. From September 1999 to May 2004, he was a consultant drilling manager of KKM – Kazakhstan.

Jonathan Wood

Jonathan Wood is 45 years old. He has extensive experience in building economic models, negotiating with institutions and government authorities, creating accounting systems, restructuring finances, putting hedges in place, conducting due diligence and developing reporting structures.

His work in the oil and gas industry has seen him spend three yeas on Sakhalin Island, six years in Kazakhstan, and the last three years in Uzbekistan. From June 2004, he has been the Finance Director and Sales and Marketing Director and Head of Representation of Uzpec Limited (later reorganized into Soyuzneftegaz Vostok. From 1999 to June 2004, he was the CFO and Finance Director of Chaparral Resources Inc., an oil and gas exploration and production company, and Kanakuduicmunay Jsc.

William MacNee

William MacNee is 53 years old. With a Ph.D. in electrical engineering, he brings more than 30 years of international oil, gas, metals and minerals experience. He has worked throughout North and South America, Western Africa, Eastern Siberia and extensively in Kazakhstan and Kyrgystan.

He is skilled at project management, with knowledge in the areas of facilities planning, construction and implementation, gathering systems, process engineering and production operations planning and processing. From April 2006 to April 2008, he was on contract to Petrofac International and was based in Eastern Siberia as their Operations Manager on the Kovytka gas field for the client TNKBP. From March 2003 to March 2006, he held the position of Project Manager for Arctic Construction International where he handled contracts in the Tengiz field for Chevron and also in the Kashagan oil field for the Northern Constructors Consortium.

He received his Doctor of Science (Ph.D.) with Electrical Engineering Major at Concordia College and University, USA in July 2003

Corporate Governance Policies and Committees

Effective April 17, 2008, our board of directors adopted an audit committee charter, a compensation committee charter, a nominating committee charter, and a code of conduct and ethics.

For information regarding these charters and the code, see the attached exhibits.

Effective May 6, 2008, we appointed directors of our company to the following committees.

Audit Committee	Compensation Committee	Nominating Committee
Jonathan Wood (Chair)	Jonathan Wood (Chair)	John Spence (Chair)
John Spence	John Spence	Michael Rose
Robert Frost	Michael Rose	Robert Frost

Compensation Policy

Effective May 6, 2008, we adopted a compensation policy for our independent directors pursuant to which we will compensate each independent director, as follows:

(i)	a fee of US$1,000 per month;

(ii)	1,000 restricted shares of the common stock of our company per month;

(iii)	a fee of US$1,000 per each quarterly board meeting attended.

Our board of directors determined that Robert Frost, Michael Rose, John Spence, and Jonathan Wood are independent directors by using the standards of independent directors of the American Stock Exchange.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

Effective April 17, 2008, our board of directors adopted a code of conduct and ethics. See the disclosure under Item 5.02, which is incorporated by reference into this Item 5.05.

Item 9.01 Financial Statements and Exhibits

10.1	Promissory Note dated April 1, 2008 to EuroEnergy Growth Capital S.A.

10.2	Letter of Commitment with Senergy Limited

14.1	Code of Conduct and Ethics

99.1	Audit Committee Charter

99.2	Compensation Committee Charter

99.3	Nominating Committee Charter

99.4	News release dated April 28, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOX PETROLEUM INC.

/s/ Richard Moore
Richard Moore
President and Chief Executive Officer

May 9, 2008